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                                                                      EXHIBIT 99


                             AVANIR PHARMACEUTICALS
                       9393 Towne Centre Drive, Suite 200
                               San Diego, CA 92101

                                  NEWS RELEASE
FOR IMMEDIATE RELEASE
                                             Contacts:  Gregory Hanson, CFO
                                                        AVANIR Pharmaceuticals
                                                        619/ 410 - 2670

                                                        Bob Stone
                                                        The Dilenschneider Group
                                                        212/ 922 - 0900

              AVANIR PHARMACEUTICALS ARRANGES $10 MILLION FINANCING

   Funds To Support Continuing Research and Product Commercialization Efforts

     SAN DIEGO, January 25, 1999 -- AVANIR Pharmaceuticals (NASDAQ: AVNR) today announced it has entered into an agreement with a New York City based private investment firm for an equity line, which potentially allows AVANIR to access up to $10 million in financing over a two-year period through the sale of its common stock.

     The agreement gives AVANIR the ability to set threshold prices, at or above which the company is willing to sell its stock to the investor. Pricing above the threshold is at a single digit discount to the prevailing market price near the time of each draw-down of funds. AVANIR must meet certain conditions to draw on the equity line, including a market price of at least $1.064 a share. The investor's purchase commitment during any purchase period is limited to the lesser of $1,000,000 or 12 percent of the aggregate dollar volume of shares traded on qualifying trading days during the investor's purchase period, which is approximately one month.

     Gerald J. Yakatan, Ph.D., AVANIR's chief executive officer and president, said, "This financing vehicle is intended to provide a source of working capital to support our goal of bringing a product to market in 1999, to continue our allergy and asthma research programs, and to provide funding for potential in-licensing and acquisition of new pharmaceutical products to fill our drug pipeline."

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     "We  believe  the  equity  line  provides a  suitable  fit for our  current strategic financing plan," said Gregory P. Hanson, AVANIR's vice president and chief financial officer. "We chose an equity line as our primary capital raising instrument for the next two years because its structure gives us more control over the timing of sale of common stock and the sales price compared to certain other forms of financing. Also, the equity line provides us the opportunity to take advantage of potentially favorable market conditions."

     Additional details regarding the terms of the equity line are contained in the company's filing with the Securities and Exchange Commission on Form 8-K.

     AVANIR Pharmaceuticals, based in San Diego, develops novel therapeutic products for the treatment of chronic diseases. The company is also seeking in-licensing and co-promotion agreements with other pharmaceutical companies for late stage products to add to its drug development and sales pipeline.

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The information contained in this press release, including any forward looking statements contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K for the period ending September 30, 19998 ("Form 10-K") and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to drug development and clinical trials. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are unpredictable and outside of the influence and/or control of the Company. No assurance can be given that the Company's stock price will trade at levels that will enable it to sell any stock to the investor pursuant to the equity line. In the event that it is unable to do so, the Company will need to access other working capital in order to execute its business plan. No assurances can be given that such other working capital will be available to the Company as and when needed or at a desirable price. see "Management Discussion and Analysis Liquidity and Capital Resources" and "Risk Factors - Significant Capital Requirements" in the Form 10-K.